Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 1-A of our report dated April 10, 2018 relating to the financial statements of Thinking Green, appearing in the Offering Statement, which is a part of such Registration Statement.

/S/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

Houston, Texas

April 11, 2018